                                                                     EXHIBIT 2.6



                          MASTER TRANSACTION AGREEMENT


                  THIS MASTER TRANSACTION AGREEMENT (this "Agreement") is made and entered into as of the 27th day of October, 2003, by and among:

                  MARINER HEALTH CARE, INC., a Delaware corporation ("Mariner"), formerly known as Mariner Post-Acute Network, Inc. ("MPAN") and successor by merger to Mariner Health Group, Inc., a Delaware corporation ("MHG"), individually and on behalf of each of its subsidiaries and affiliates identified on Exhibit A attached hereto and made a part hereof (individually, a "Mariner Entity") and collectively, the ("Mariner Entities"); and

                  BELLEAIR EAST MEDICAL INVESTORS, LTD. (L.P.) ("Belleair East"), DALLAS MEDICAL INVESTORS, LTD. (L.P.) ("Dallas Medical"), DENVER MEDICAL INVESTORS, LTD. (L.P.) ("Denver Medical"), FT. BEND MEDICAL INVESTORS, LTD. (L.P.) ("Ft. Bend Medical"), HOUSTON-NORTHWEST MEDICAL INVESTORS, LTD. (L.P.) ("Houston-Northwest Medical"), MELBOURNE HEALTHCARE ASSOCIATES, LTD. ("Melbourne Healthcare"), NORTHWEST HEALTHCARE, L.P. ("Northwest Healthcare"), ORANGE HEALTHCARE, LTD. (L.P.) ("Orange Healthcare"), PINELLAS III HEALTHCARE, LTD. (L.P.) ("Pinellas III Healthcare"), POLK HEALTHCARE, L.P. (LTD.) ("Polk Healthcare"), PT. CHARLOTTE HEALTHCARE, LTD. (L.P.) ("Pt. Charlotte Healthcare"), SOUTH DENVER HEALTHCARE ASSOCIATES, LTD. (L.P.) ("South Denver Healthcare"), and TALLAHASSEE HEALTHCARE ASSOCIATES, LTD. (L.P.) ("Tallahassee Healthcare"), (Belleair East, Dallas Medical, Denver Medical, Ft. Bend Medical, Houston-Northwest Medical, Melbourne Healthcare, Northwest Healthcare, Orange Healthcare, Pinellas III Healthcare, Polk Healthcare, Pt. Charlotte Healthcare, South Denver Healthcare, and Tallahassee Healthcare being collectively referred to herein as the "Landlords"); and

                  BELLEAIR EAST HCC, LLC ("Belleair Lessee"), MELBOURNE TERRACE RCC, LLC ("Melbourne Lessee"), SPRING LAKE NC, LLC ("Spring Lake Lessee"), CONWAY LAKES NC, LLC ("Conway Lakes Lessee"), DEEP CREEK RNC, LLC ("Deep Creek Lessee"), EAST BAY NC, LLC ("East Bay Lessee"), (Belleair Lessee, Melbourne Lessee, Spring Lake Lessee, Conway Lakes Lessee, Deep Creek Lessee and East Bay Lessee being collectively referred to herein as the "Lessee Affiliates"); and

                  SAMUEL B. KELLETT ("Sam Kellett"), SBK LLC ("SBK-LLC") and SBK CAPITAL, LLC ("SBK Capital") (Sam Kellett, SBK-LLC and SBK Capital together with the Landlords and the Lessee Affiliates, being collectively referred to herein as the "Kellett Entities").

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                                   WITNESSETH

                  WHEREAS, the Mariner Entities and the Kellett Entities are parties to that certain Settlement Agreement dated as of January 25, 2002 (the "Original Settlement Agreement"), pursuant to which they settled certain claims between various Mariner Entities, on the one hand, and various Kellett Entities, on the other, all as more particularly set forth therein; and

                  WHEREAS, MHC/CSI Florida, Inc., a Delaware corporation and a wholly owned subsidiary of Mariner (the "Florida Tenant"), as successor in interest to Mariner Health Care of Nashville, Inc., a Delaware corporation and also a wholly owned subsidiary of Mariner ("MHCN"), currently leases the skilled nursing facilities located in the State of Florida and identified on Exhibit B attached hereto (the "Florida Facilities"), from the respective Landlords indicated opposite the name of each of the respective Florida Facilities (the "Florida Landlords") under the applicable leases identified in Exhibit C to the Original Settlement Agreement (the "Florida Leases"); and

                  WHEREAS, in connection with Mariner's strategic decision to divest its Florida operations, the Florida Tenant would like to terminate the Florida Leases on the Florida Facilities prior to the expiration dates stated in the respective Florida Leases (the "Florida Lease Terminations"); and

                  WHEREAS, the Florida Landlords are willing to terminate the Florida Leases upon the terms, and subject to the conditions, set forth herein; and

                  WHEREAS, concurrent with the effectiveness of the Florida Lease Terminations, the Florida Landlords, other than Tallahassee Healthcare, will lease the facilities subject to the Florida Lease Terminations identified on Exhibit C hereto as Sovereign Managed Facilities (the "Sovereign Managed Facilities") to the Lessee Affiliates pursuant to a new lease agreement between such Florida Landlords and such affiliates (the "New Lease Agreements"); and

                  WHEREAS, upon entering into the New Lease Agreements the Lessee Affiliates will enter into a management agreement (the "Sovereign Management Agreement") for the management of the Sovereign Managed Facilities with Southern Healthcare Management, LLC, a Delaware limited liability company ("Sovereign"); and

                  WHEREAS, Sovereign will in turn engage an affiliate of Mariner (in such capacity, the "Services Provider") to provide routine "back office" services to Sovereign in support of its obligations under the Sovereign Management Agreement pursuant to the terms of an Administrative Services Agreement in substantially the form attached as Exhibit D hereto (the "Administrative Services Agreement"); and

                  WHEREAS, in connection with the Florida Lease Terminations, the Florida Tenant is willing to convey certain personal property used in, or arising from, the operation of Sovereign Managed Facilities, excluding accounts receivable, cash and certain other excluded assets (the "Transferred Assets"), to the Lessee Affiliates pursuant to an asset purchase agreement in substantially the form attached as Exhibit E-1 hereto (the "Sovereign Facilities Asset Purchase Agreement") to be entered into separately with each of the Lessee Affiliates, whereupon such Lessee Affiliates will assume certain liabilities of the Florida Tenant with respect to the Sovereign Managed Facilities, it being understood and agreed that the agreement of the Florida Landlords and Lessee Affiliates contained in the Sovereign Facilities Asset Purchase Agreement to guaranty the performance of certain obligations of Sovereign under the Administrative Services Agreement is a material inducement to Florida Tenant to convey the Transferred Assets to the Lessee Affiliates; and

                  WHEREAS, the parties to this Agreement wish to provide for the orderly transition of the possession of the Sovereign Managed Facilities from Florida Tenant to such Lessee Affiliates pursuant to operations transfer agreements in substantially the form attached hereto as Exhibit F-1 hereto (the "Sovereign Facility Operations Transfer Agreement"), to be entered into separately with each of such Lessee Affiliates; and

                  WHEREAS, subsequent to the effective date of the Original Settlement Agreement, Dallas Medical requested that MHCN, as the tenant at the North Dallas Facility, exercise its option to extend the lease on the North Dallas Facility (as amended, the "North Dallas Lease") from May 2, 2004, to May 2, 2009, substantially prior to the deadline for exercising of such option provided in the North Dallas Lease, which lease extension was a condition precedent to the refinancing by First Citizens Bank of the prior mortgage loan from Coast Federal Bank to Dallas Medical, which had matured in June, 2003, and MHCN did so; and

                  WHEREAS, concurrent with the effectiveness of the Florida Lease Terminations, the Tallahassee Landlord will lease the facility known as Mariner Health of Tallahassee (the Non-Sovereign Managed Facility") to Centre Pointe HRC, LLC (the "Tallahassee Lessee Affiliate") pursuant to a new lease agreement between the Tallahassee Landlord and the Tallahassee Lessee Affiliate (the "New Tallahassee Lease Agreement"); and

                  WHEREAS, the Non-Sovereign Managed Facility will not be managed by Sovereign, nor will Mariner be providing "back office" services to the manager of the Non-Sovereign Managed Facility; and

                  WHEREAS, in connection with the Florida Lease Termination pertaining to the Non-Sovereign Managed Facility, the Florida Tenant is willing to convey certain personal property used in the operation of the Non-Sovereign Managed Facility, excluding accounts receivable, cash and certain other excluded assets (the "Tallahassee Transferred Assets"), to the Tallahassee Lessee Affiliate, pursuant to, and for a purchase price more particularly set forth in, an asset purchase agreement in substantially the form attached as Exhibit E-2 hereto (the "Non-Sovereign Facility Asset Purchase Agreement") to be entered into with the Tallahassee Lessee Affiliate, whereupon the Tallahassee Lessee Affiliate will assume certain liabilities of the Florida Tenant with respect to the Non-Sovereign Managed Facility; and

                  WHEREAS, the parties to this Agreement wish to provide for the orderly transition of the possession of the Non-Sovereign Managed Facility from Florida Tenant to the

Tallahassee Lessee Affiliate pursuant to operations transfer agreements in substantially the form attached hereto as Exhibit F-2 hereto (the "Non-Sovereign Facility Operations Transfer Agreement"), to be entered into with the Tallahassee Lessee Affiliate; and

                  NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. DEFINITIONS. All capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Original Settlement Agreement.

                  2. TERMINATION OF FLORIDA LEASES. The Florida Landlords hereby agree to terminate the Florida Leases to which they are respectively a party in accordance with the terms and conditions set forth in a separate lease termination agreement which shall cover all of the Florida Leases (the "Lease Termination Agreement"), to be executed and delivered by the Florida Tenant and the respective Florida Landlords on the Closing Date (as hereinafter defined). The Lease Termination Agreement shall be in substantially the form attached as Exhibit G hereto. At the Closing (as hereinafter defined), the Mariner Entities that are the tenants or lessees of the skilled nursing facilities located in jurisdictions other than the State of Florida, as more particularly identified on Exhibit H attached hereto (such Mariner Entities being herein referred to as the "Non-Florida Tenants," and such skilled nursing facilities being herein referred to as the "Non-Florida Facilities"), under the leases described in Exhibit C to the Original Settlement Agreement relating to the Non-Florida Facilities (the "Non-Florida Leases") between such Non-Florida Tenants and the Landlords named therein (the "Non-Florida Landlords"), shall amend the Non-Florida Leases with respect to the Non-Florida Facilities to correspond with
Exhibit I attached hereto.

                  3. CONVEYANCE OF PERSONAL PROPERTY OF FLORIDA FACILITIES. The Florida Tenant hereby agrees to convey to the respective Lessee Affiliates (other than the Tallahassee Lessee Affiliate), at Closing, its right, title and interest in and to the Transferred Assets located at the Sovereign Managed Facilities once all of the conditions precedent set forth in the Sovereign Facilities Asset Purchase Agreement have been satisfied. To that end, contemporaneously with the execution and delivery of this Agreement, Mariner, the Florida Tenant, each Lessee Affiliate (other than the Tallahassee Lessee Affiliate) and each applicable Florida Landlord shall enter into a separate Sovereign Facilities Asset Purchase Agreement (collectively, the "Sovereign Facilities Asset Purchase Agreements"). In order to provide for the orderly transition of the possession and operation of the Sovereign Facilities to the respective Lessee Affiliates, the Florida Tenant and the Lessee Affiliates (other than the Tallahassee Lessee Affiliate) agree to enter into the Sovereign Facilities Operations Transfer Agreement at Closing. The Florida Tenant hereby further agrees to convey to the Tallahassee Lessee Affiliate, at Closing, its right title and interest in and to the Tallahassee Transferred Assets, once all the conditions precedent set forth in the Non-Sovereign Facility Asset Purchase Agreement have been satisfied. To that end, contemporaneously with the execution and delivery of this Agreement, Mariner, the Florida Tenant, and the Tallahassee Lessee Affiliate shall enter into the Non-Sovereign Facility Asset Purchase Agreement (together with the Sovereign Facilities Asset Purchase Agreements, the "Asset Purchase Agreements"). In order to provide for the orderly transition of the possession and operation of the Non-Sovereign Facility to the Tallahassee Lessee Affiliate, the Florida Tenant and the Tallahassee Lessee Affiliate agree to enter into the Non-Sovereign Facility Operations Transfer Agreement at Closing.

                  4.       INTENTIONALLY OMITTED.

                  5.       INTENTIONALLY OMITTED.

                  6. AMENDMENTS TO NON-FLORIDA LEASES; REFINANCING OF LOANS ON NON-FLORIDA FACILITIES. At Closing, each of the Non-Florida Leases shall be amended pursuant to an amendment in the form of Exhibit I attached hereto. In addition, each of the Kellett Entities agrees that in no event shall any mortgage loan on the Non-Florida Facilities, or any of them, be refinanced in a manner that would cause the amount outstanding on any mortgage loan pertaining to such facilities, as of the time indicated in the immediately following sentence, to exceed the corresponding purchase price to be paid by the applicable Non-Florida Tenant upon exercise of the Option (as defined in the Option Agreement hereinafter defined) to purchase its Non-Florida Facility pursuant to the applicable Non-Florida Lease and the Option Agreement, less the amount of the Option Deposit (as defined in the Option Agreement) previously paid to such Non-Florida Landlord under the terms of the Option Agreement. It is understood and agreed that for the purposes of the immediately prior sentence, the amount outstanding on any mortgage loan pertaining to any of the Non-Florida Facilities shall be determined as of the date the Option pertaining to a given Non-Florida Facility first becomes exercisable. As used herein, the term "Option Agreement," shall mean that certain Amended and Restated Option Agreement dated as of May 24, 1995 (as heretofore amended, the "Option Agreement"), by and among Mariner (as successor-by-merger to Mariner Health Group, Inc.), MHCN (as successor by merger to Blue Corporation and Convalescent Services, Inc.), Stiles Kellett, Sam Kellett, the Landlords and Creek Forest.

                  7.       INTENTIONALLY OMITTED.

                  8. GUARANTY OF LIQUIDATED DAMAGES UNDER ADMINISTRATIVE SERVICES AGREEMENTS. As a material inducement to enter into this Agreement, each of the Florida Landlords for the Sovereign Managed Facilities, the Lessee Affiliates, Sam Kellett and SBK-LLC (for purposes of this Section 8, collectively, the "Guarantors") hereby absolutely, unconditionally, jointly and severally guarantees the payment and performance by Sovereign or any successor to or permitted assignee of Sovereign of its obligations with respect to the Early Termination Fee (as defined in Section 3 of the Sovereign Facilities Administrative Services Agreement) under Section 3 of each of the Sovereign Facilities Administrative Services Agreements to pay the Services Provider the Early Termination Fee under the circumstances set forth in Section 3 of such Administrative Services Agreements. Each of the Guarantors agrees that if Sovereign or its successors or permitted assigns, as the case may be, fails to make any payment in connection with the Early Termination Fee required under such Section 3 in a timely manner as required by any of the Sovereign Facilities Administrative Services Agreements, then Mariner or the Services Provider may demand payment of all or any unpaid balance of any amounts owed in connection with the Early Termination Fee to the Services Provider under Section 3 of such agreements directly from any or all of the Guarantors, and the Guarantors shall be obligated to pay such amount by wire transfer of immediately available funds to an account designated in writing by Mariner or the Services Provider within two (2) business days following receipt by the Guarantors, as the case may be, of such request. This covenant by the Guarantors is a guarantee of payment and not of collection, and neither Mariner nor the Services Provider shall have to first exhaust or pursue its remedies against Sovereign or its successors or permitted assigns, as the case may be, in order to enforce its rights hereunder against the Guarantors, or any of them. The obligations of the Guarantors under this paragraph shall survive the Closing.

                  8.a      AGGREGATE NET WORKING CAPITAL PAYMENT. In partial
consideration of the agreement of the Kellett Entities hereunder, the Mariner Entities agree to pay the Lessee Affiliates an amount equal to the Aggregate Net Working Capital (as defined below) of the Sovereign Managed Facilities as shown on the monthly balance sheets produced by the applicable Mariner Entities in the ordinary course of business with respect to each of the Sovereign Managed Facilities (individually each such balance sheet is referred to herein as a "Sovereign Managed Facility Balance Sheet" and collectively all of such balance sheets are referred to herein as the "Sovereign Managed Facilities Balance Sheets"). The payment required by the previous sentence is referred to herein as the "Consent Fee". The "Aggregate Net Working Capital" of the Sovereign Managed Facilities shall be determined by use of the following calculation, which shall be performed using a summary balance sheet which shall present the relevant information from the Sovereign Managed Facilities Balance Sheets dated as of the last day of the month prior to the month in which the Closing Date (as defined below) occurs (all items referred to in the formula below are line items taken from the Sovereign Managed Facilities Balance Sheets):

          (Total Current Assets minus Total Cash and Cash Equivalents)
                                      minus
      (Total Current Liabilities minus Receivable/(Payable) to Affiliates)
                                     equals
                          Aggregate Net Working Capital

                  Provided, however, that notwithstanding the formula set forth above, under no circumstances will the amount of the Consent Fee be less than Two Million Dollars ($2,000,000) or more than Five Million Dollars ($5,000,000). For purposes of clarity, reference is made to the Sovereign Managed Facility Balance Sheet for the Melbourne facility dated August 31, 2003, attached as Exhibit J hereto, which shall be used for the purpose of demonstrating the application of the formula set forth above with respect to such facility only:

       (1,481,076 (Total Current Assets) minus 78,381 (Total Cash and Cash
                                  Equivalents))
                                      minus
 (2,610,114 (Total Current Liabilities) minus 1,896,544 (Receivable/(Payable) to
                                  Affiliates))
                                     equals
                            689,125 (Example Result)

                  If the Example Result appearing above was the actual result of the Aggregate Net Working Capital calculation (which shall be performed using a summary balance sheet which shall present the relevant information from the Sovereign Managed Facilities Balance Sheets as described above) then the Consent Fee to be paid to the Lessee Affiliates would be Two Million Dollars ($2,000,000) since the Example Result is below the Two Million Dollar ($2,000,000)
floor provided for above. The payments associated with the Consent Fee shall be made in accordance with the provisions set forth below. The parties acknowledge that the actual amount of the Consent Fee will not be determinable on the Closing Date. Accordingly, the parties to this Agreement wish to provide for an Estimated Consent Fee Payment (as defined below), which shall be adjusted to reflect the actual amount of the Consent Fee to be paid to the Lessee Affiliates. As a result, on the Closing Date the Estimated Consent Fee Payment from the Mariner Entities to the Lessee Affiliates shall be made by wire transfer of immediately available funds to an account designated in writing by the Lessee Affiliates (the "Designated Kellett Account") and to an escrow account in accordance with the following provisions: Two Million Dollars ($2,000,000) shall be paid into the Designated Kellett Account and One Million Five Hundred Thousand Dollars ($1,500,000) shall be paid into an escrow account to be established by the Mariner Entities and Lessee Affiliates pursuant to a mutually satisfactory form of escrow agreement to be entered into by the Mariner Entities and the Lessee Affiliates prior to the Closing Date (it being understood that such escrow agreement will contain terms and conditions consistent with the terms set forth in the remainder of this paragraph) (the "Escrowed Consent Fee" which together with the amount paid into the Designated Kellett Account is referred to herein as the "Estimated Consent Fee Payment"). No later than the twentieth (20th) day of the month in which the Closing occurs, representatives of the Mariner Entities and Lessee Affiliates shall meet for the purpose of determining the actual amount of Consent Fee to be paid to the Lessee Affiliates. To the extent the actual amount of the Consent Fee to be paid to the Lessee Affiliates in accordance with the previous sentence exceeds the Estimated Consent Fee Payment then the Mariner Entities shall pay the difference between the Estimated Consent Fee Payment and the actual amount of Consent Fee owed to the Lessee Affiliates by wire transfer of immediately funds to the Designated Kellett Account, and the Lessee Affiliates shall be entitled to receive the full amount of the Escrowed Consent Fee together with any interest accruing in respect of such amount. To the extent the actual amount of Consent Fee owed to the Lessee Affiliates is less than the Estimated Consent Fee Payment, the Lessee Affiliates shall return to the Mariner Entities the difference between the Estimated Consent Fee Payment and the actual amount of the Consent Fee owed to the Lessee Affiliates as follows: the amount to be returned to the Mariner Entities shall be transferred from the Escrowed Consent Fee by wire transfer of such amount to an account designated in writing by the Mariner Entities, together with the appropriate pro rata portion of any interest accruing with respect to such amount, with the remainder, if any, of the Escrowed Consent Fee being paid by wire transfer into the Designated Kellett Account together with the pro rata portion of any interest accruing with respect to the remainder; provided, that if the amount to be returned to the Mariner Entities equals or exceeds the total amount of the Escrowed Consent Fee, then the entire amount of the Escrowed Consent Fee shall be returned to the Mariner Entities together with any interest accruing in respect to such amount.

                  9. CLOSING. The transactions contemplated in Sections 2 through 8(a), and the provisions of Section 10, of this Agreement shall be effective upon, and only upon, the consummation of the "Closings" as such term is defined under the Asset Purchase Agreements, and at the effective time specified therein. The date on which the Closings occur shall be the "Closing Date," as that term is used in this Agreement. In the event the Closings shall not have occurred on or before December 31, 2003 (or such later date as the parties hereto shall have agreed in writing), then and in such event the provisions of Sections 2 through 8(a), and of Section 10, hereof shall be deemed to have been null and void, and of no force or effect, to the same extent as if this Agreement had never been executed and delivered. Nothing contained herein, however, shall diminish or impair the rights or remedies of any party to the Asset Purchase Agreement in the event of a failure of the Closings, or any of them, to occur.

                  10. MUTUAL RELEASE. Effective upon consummation of the Closings (and only upon the consummation of the Closings), the parties hereto hereby further agree as follows:

                           (a) Except as expressly provided to the contrary herein below, Mariner, individually and on behalf of each of the other Mariner Entities, hereby releases, acquits, and forever discharges each of the Kellett Entities, and their present officers and directors, from any and all Claims and any and all claims, losses, demands, complaints, objections, controversies, liabilities, charges, expenses, damages and costs that may not be discharged or released pursuant to the original Settlement Agreement, whether known or unknown, contingent or fixed, which Mariner or any of the other Mariner Entities may have or claim to have now against any of the Kellett Entities, or which may hereafter arise out of, relate to or be connected with any act of commission or omission of any of the Kellett Entities existing or occurring prior to the Closing Date, but only with respect to (and solely with respect to) the Florida Facilities and the Florida Leases. Nothing contained herein shall constitute any release of the Kellett Entities or their present officers or directors with respect to the Non-Florida Facilities or the Non-Florida Leases, or with respect to any matters arising under or in connection with this Agreement, the Asset Purchase Agreements or any of the documents, instruments and agreements executed and delivered in connection with the Asset Purchase Agreements and this Agreement.

                           (b) Except as expressly provided to the contrary herein below, each of the Kellett Entities hereby releases, acquits and forever discharges Mariner and each of the other Mariner Entities, and each of their present officers and directors, from any and all Claims, and any and all claims, losses, demands, complaints, objections, controversies, liabilities, charges, expenses, damages and costs that may not be discharged or released pursuant to the Original Settlement Agreement whether known or unknown, contingent or fixed, which any of the Kellett Entities may have or claim to have now against Mariner or any of the other Mariner Entities or their respective officers and directors, existing or occurring prior to the Closing Date, with respect to (and solely with respect to) the Florida Facilities and the Florida Leases. Nothing contained herein shall constitute a release by the Kellett Entities of any claims against Mariner or any of the other Mariner Entities with respect to the Non-Florida Facilities or the Non-Florida Leases, or with respect to any claims arising under or in connection with this Agreement, the Asset Purchase Agreements, and any other documents, instruments or agreements executed and delivered in connection with the Asset Purchase Agreements and this Agreement.

                           (c) The parties hereby mutually covenant that they will not sue, sue further, or otherwise prosecute in any way any person or entity hereinabove released with respect to any and every claim released in this Agreement.

                           (d) Each party hereto hereby mutually represent and warrant that there has been no assignment, sale or other transfer or disposition by it of any interest in any of the claims released and forever discharged by this Agreement. The parties hereto hereby further mutually represent and warrant that, pending the Closing, they will not assign, sell or otherwise transfer or dispose of any interest in any of the claims herein before released and forever discharged.

                  11. DUE AUTHORIZATION. The Kellett Entities hereby represent and warrant that (a) such entities are duly authorized to enter into this Agreement; and (b) the person purporting to execute this Agreement on behalf of each of the Kellett Entities has been duly authorized to execute and deliver this Agreement, including all exhibits thereto, on behalf of and so as to bind each such party. Each of the Mariner Entities covenants to use commercially reasonable efforts to obtain the ratification from each of their respective Boards of Directors of the execution and delivery of this Agreement by the Person executing this Agreement on behalf of each such entity so that this Agreement becomes the binding obligations of each such entity.

                  12. ASSIGNMENT, PREDECESSORS, SUCCESSORS, AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their legal representatives, successors, and assigns.

                  13. NO LIABILITY. The parties to this Agreement each deny liability to the other with regard to the various claims that are released under this Agreement, and nothing contemplated hereby or provided for herein shall in any way or manner be construed as an admission of any allegation, fact or liability or any act of wrongdoing.

                  14. CONSTRUCTION. The parties hereto hereby mutually acknowledge and represent that they have been fully advised by their respective legal counsel of their rights and responsibilities under this Agreement, that they have read, know and understand completely the contents hereof, and that they have voluntarily executed and delivered the same. The parties hereto further hereby mutually acknowledge that they have had input into the drafting of this Agreement and that, accordingly, in any construction to be made of this Agreement, it shall not be construed for or against any party, but rather shall be given a fair and reasonable interpretation, based on the plain language of this Agreement and the expressed intent of the parties.

                  15. ENTIRE AGREEMENT. This Agreement, together with the Asset Purchase Agreements and the other agreements which are exhibits hereto (collectively, the "Kellett-Mariner Agreements"), constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, all prior discussions, preliminary agreements, representations, warranties, and understandings of the parties, whether oral, written or implied, as to the subject matter hereof, other than the Amended and Restated Change of Ownership Advancement Agreement dated October __, 2003 between certain parties to this Agreement. No supplement, modification, or amendment of any of the Kellett-Mariner Agreements shall be binding unless executed in writing by all parties affected thereby. No waiver of any term, provision or condition of any of the Kellett-Mariner Agreements, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

                  16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, so that all of which taken together shall constitute one and the same instrument.

                  17. SEVERABILITY. In the event that any part of this Agreement shall be found to be illegal or in violation of public policy, or for any reason unenforceable at law, such finding shall not invalidate any other part hereof

                  18. CHOICE OF LAW. This Agreement shall be interpreted under, and construed in accordance with, the laws of the State of Georgia, without taking into account the conflict of laws principles thereof.

                  19.      INTENTIONALLY OMITTED.

                  20. THIRD PARTY BENEFICIARIES. Except as expressly provided in Section 10 hereof, no provision contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the parties hereto.

                  21. NO REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Agreement, none of the parties hereto makes any representation or warranty, written or oral, express or implied.

                  22. PAYMENT OF EXPENSES. Each party hereto shall bear its own legal, accounting, due diligence and other expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, whether or not the Closing occurs.

                  23. ATTORNEYS' FEES. In the event of any dispute or controversy arising out of this Agreement, including in connection with the interpretation of any term or condition of this Agreement, damages for breach of any provision thereof, or in the situation where any provision of this Agreement, is validly asserted as a defense, the prevailing party shall be entitled to recover costs of suit, including reasonable attorneys' fees actually incurred, from the other party in addition to any other available remedy.

                  24. CONSENT TO JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia. The Mariner Entities and the Kellett Entities irrevocably submit and consent to the jurisdiction of any Georgia state court sitting in DeKalb County, Georgia or Federal court sitting in Atlanta, Georgia over any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state or Federal court.

                  25. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHT HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                  26. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then five (5) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


               If to the Mariner
               Entities, or any of them:     c/o Mariner Health Care, Inc.
                                             One Ravinia Drive, Suite 1500
                                             Atlanta, Georgia 30346
                                             Attention: C. Christian Winkle
                                                        President and Chief
                                                        Executive Officer

               With copies to:               Mariner Health Care, Inc.
                                             One Ravinia Drive, Suite 1500
                                             Atlanta, Georgia 30346
                                             Attention: Carolina Den Brok-Perez,
                                                        Esq. Vice President of
                                                        Real Estate and
                                                        Associate General
                                                        Counsel; and


                                             Powell, Goldstein, Frazer & Murphy
                                              LLP
                                             191 Peachtree Street, N. E.
                                             16th Floor
                                             Atlanta, Georgia  30303
                                             Attention:  Richard E. Green, Esq.


               If to the Kellett
               Entities, or any of them:     c/o  SBK Capital, LLC
                                             1935 Garraux Road
                                             Atlanta, Georgia 30327
                                             Attention: Samuel B. Kellett
                                             Title:  Sole Member

               With a copy to:               Smith, Bassett, Purcell & Koenig
                                             2970 Clairmont Road, Suite 600
                                             Atlanta, Georgia  30329
                                             Attention: William R. Bassett, Esq.

         Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex, ordinary mail, or electronic mail). Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.


                  27. HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered by authorized officers of each of the Mariner Entities and by each of the Kellett Entities, or by authorized signatories thereof, as of the day and year first above written.



                        [SIGNATURE BLOCKS TO BE PROVIDED]

                                    MARINER HEALTH CARE, INC.


                                    ------------------------------

                                    By:
                                       ---------------------------

                                    Its:
                                       ---------------------------

                                   BELLEAIR EAST MEDICAL INVESTORS, LTD. (L.P.),
                                          DALLAS MEDICAL INVESTORS, LTD. (L.P.),
                                          DENVER MEDICAL INVESTORS, LTD. (L.P.),
                                        FT. BEND MEDICAL INVESTORS, LTD. (L.P.),
                               HOUSTON-NORTHWEST MEDICAL INVESTORS, LTD. (L.P.),
                                         MELBOURNE HEALTH CARE ASSOCIATES, LTD.,
                                                     NORTHWEST HEALTHCARE, L.P.,
                                                 ORANGE HEALTHCARE, LTD. (L.P.),
                                           PINELLAS III HEALTHCARE, LTD. (L.P.),
                                                   POLK HEALTHCARE, L.P. (LTD.),
                                          PT. CHARLOTTE HEALTHCARE, LTD. (L.P.),
                                SOUTH DENVER HEALTHCARE ASSOCIATES, LTD. (L.P.),
                                  TALLAHASSEE HEALTHCARE ASSOCIATES, LTD. (L.P.)


                                    -------------------------------------
                                    By:  Samuel B. Kellett
                                    Sole Member of SBK, L.L.C., General Partner


                                                          BELLEAIR EAST HCC, LLC
                                                      MELBOURNE TERRACE RCC, LLC
                                                             SPRING LAKE NC, LLC
                                                            CONWAY LAKES NC, LLC
                                                             DEEP CREEK RNC, LLC
                                                                EAST BAY NC, LLC


                                    -------------------------------------
                                    By:  Samuel B. Kellett
                                    Sole Member of SBK Capital, L.L.C.,
                                    Sole Member

                                    ------------------------------
                                    SAMUEL B. KELLETT



                                    SBK LLC


                                    ------------------------------

                                    By:
                                       -----------------------------

                                    Its:
                                       -----------------------------


                                    SBK CAPITAL, LLC


                                    ------------------------------

                                    By:
                                       -----------------------------

                                    Its:
                                       -----------------------------

                                                                  EXHIBIT 10.26


                                   EXHIBIT A

                          LIST OF MARINER SUBSIDIARIES


Corporation                                                                     State of Incorporation

American Medical Insurance Billing Services, Inc.                               GA
Amerra Properties, Inc.                                                         DE
APS Pharmacy Management, Inc.                                                   TX
Beechwood Heritage Retirement Community, Inc.                                   MD
Brian Center Nursing Care/Austell, Inc.                                         GA
Bride Brook Nursing & Rehabilitation Center, Inc.                               CT
Cambridge Bedford, Inc.                                                         MI
Cambridge East, Inc.                                                            MI
Cambridge North, Inc.                                                           MI
Cambridge South, Inc.                                                           MI
Clintonaire Nursing Home, Inc.                                                  MI
Compass Pharmacy Services of Texas, Inc.                                        DE
Compass Pharmacy Services, Inc.                                                 MA
Cornerstone Health Management Company                                           DE
Devcon Holding Company                                                          DE
EH Acquisition Corp. III                                                        GA
GCI Health Care Centers, Inc.                                                   DE
GCI Rehab, Inc.                                                                 CA
GCI-Wisconsin Properties, Inc.                                                  WI
GranCare Home Health Services, Inc.                                             CA
GranCare of Michigan, Inc.                                                      MI
GranCare South Carolina, Inc.                                                   SC
GranCare, LLC                                                                   DE
Heritage Nursing Home, Inc.                                                     MI
Heritage of Louisiana, Inc.                                                     LA
IHS Rehab Partnership, Ltd.                                                     TX
LCR, Inc.                                                                       DE
Living Centers LTCP Development Company                                         DE
Living Centers of Texas, Inc.                                                   DE
Living Centers-East, Inc.                                                       DE
Living Centers-Rocky Mountain, Inc.                                             NV
Living Centers-Southeast, Inc.                                                  NC
Long Ridge Nursing and Rehabilitation Center, Inc.                              CT
Longwood Rehabilitation Center, Inc.                                            MA
Mariner Health at Bonifay, Inc.                                                 DE
Mariner Health Care Management Company                                          DE
Mariner Health Care of Atlantic Shores, Inc.                                    DE
Mariner Health Care of Deland, Inc.                                             DE

Mariner Health Care of Greater Laurel, Inc.                                     MA
Mariner Health Care of Inverness, Inc.                                          DE
Mariner Health Care of Lake Worth, Inc.                                         DE
Mariner Health Care of MacClenny, Inc.                                          DE
Mariner Health Care of Metrowest, Inc.                                          DE
Mariner Health Care of Nashville, Inc.                                          DE
Mariner Health Care of North Hills, Inc.                                        DE
Mariner Health Care of Orange City, Inc.                                        DE
Mariner Health Care of Palm City, Inc.                                          DE
Mariner Health Care of Pinellas Point, Inc.                                     DE
Mariner Health Care of Port Orange, Inc.                                        DE
Mariner Health Care of Southern Connecticut, Inc.                               CT
Mariner Health Care of Toledo, Inc.                                             DE
Mariner Health Care of Tuskawilla, Inc.                                         DE
Mariner Health Care of West Hills, Inc.                                         DE
Mariner Health Massachusetts Shelf Corporation                                  DE
Mariner Health Central, Inc.                                                    DE
Mariner Health of Florida, Inc.                                                 DE
Mariner Health of Jacksonville, Inc.                                            DE
Mariner Health of Maryland, Inc.                                                DE
Mariner Health of Orlando, Inc.                                                 DE
Mariner Health of Palmetto, Inc.                                                DE
Mariner Health of Tampa, Inc.                                                   DE
Mariner Health Properties IV, Ltd.                                              FL
Mariner Medical Supply, Inc.                                                    DE
MarinerSelect Staffing Solutions, Inc.                                          DE
MedRehab of Louisiana, Inc.                                                     LA
Merrimack Valley Nursing & Rehabilitation Center, Inc.                          MA
Methuen Nursing & Rehabilitation Center, Inc.                                   MA
MHC Consolidating Corporation                                                   GA
MHC Florida Holding Company                                                     DE
MHC Gulf Coast Holding Company                                                  DE
MHC Holding Company                                                             DE
MHC Illinois, Inc.                                                              DE
MHC MidAmerica Holding Company                                                  DE
MHC MidAtlantic Holding Company                                                 DE
MHC Northeast Holding Company                                                   DE
MHC Recruiting Company                                                          DE
MHC Rocky Mountain Holding Company                                              DE
MHC Texas Holding Company, LLC                                                  DE
MHC West Holding Company                                                        DE
MHC/CSI Florida, Inc.                                                           DE
MHC/LCA Florida, Inc.                                                           DE
Mystic Nursing and Rehabilitation, Inc.                                         MA
Nan-Dan Corp.                                                                   FL
National Health Strategies, Inc.                                                MA

National Heritage Realty, Inc.                                                  LA
Nightingale East Nursing Center, Inc.                                           MI
Pendleton Nursing & Rehabilitation Center, Inc.                                 CT
Pinnacle Care Corporation of Huntington                                         TN
Pinnacle Care Corporation of Nashville                                          TN
Pinnacle Care Corporation of Williams Bay                                       TN
Pinnacle Care Corporation of Wilmington                                         TN
Pinnacle Pharmaceutical Services, Inc.                                          TN
Prism Care Centers, Inc.                                                        MA
Prism Health Group, Inc.                                                        MA
Prism Home Care, Inc.                                                           MA
Prism Home Care Company, Inc.                                                   MA
Prism Home Health Services, Inc.                                                MA
Prism Hospital Ventures, Inc.                                                   TX
Prism Rehab Systems, Inc.                                                       MA
Professional Rx Systems, Inc.                                                   FL
Rehability Health Services, Inc.                                                TX
Renaissance Mental Health Center, Inc.                                          WI
Sassaquin Nursing & Rehabilitation, Inc.                                        MA
Seventeenth Street Associates Limited Partnership                               WV
Summit Hospital of Southeast Arizona, Inc.                                      GA
Summit Hospital of Southwest Louisiana, Inc.                                    GA
Summit Institute for Pulmonary Medicine and Rehabilitation, Inc.                GA
Summit Institute of Austin, Inc.                                                GA
Summit Medical Holdings, Ltd.                                                   DE
Summit Medical Management, Inc.                                                 GA
Tampa Medical Associates, Inc.                                                  FL
Tri-State Health Care, Inc.                                                     WV
Westbury Associates, L.P.                                                       GA
Windward Health Care, Inc.                                                      MA

                                   EXHIBIT B


                           LIST OF FLORIDA FACILITIES


            Facility                          City and County                           Kellett Landlord
   Mariner Health of Belleair             Clearwater, Pinellas Co.        Belleair East Medical Investors, Ltd. (L.P.)
  Mariner Health of Clearwater            Clearwater, Pinellas Co.            Pinellas III Healthcare, Ltd. (L.P.)
 Mariner Health of Conway Lakes             Orlando, Orange Co.                  Orange Healthcare, Ltd. (L.P.)
  Mariner Health of Melbourne              Melbourne, Brevard Co.         Melbourne Healthcare Associates, Ltd. (L.P.)
Mariner Health of Port Charlotte       Port Charlotte, Charlotte Co.    Port Charlotte Healthcare Associates, Ltd. (L.P.)
 Mariner Health of Tallahassee             Tallahassee, Leon Co.         Tallahassee Healthcare Associates, Ltd. (L.P.)
 Mariner Health of Winter Haven            Winter Haven, Polk Co.                 Polk Healthcare, Ltd. (L.P.)

                                   EXHIBIT C


                     LIST OF SOVEREIGN - MANAGED FACILITIES


            Facility                         City and County                         Kellett Affiliate
   Mariner Health of Belleair            Clearwater, Pinellas Co.                  Belleair East HCC, LLC
  Mariner Health of Clearwater           Clearwater, Pinellas Co.                     East Bay NC, LLC
 Mariner Health of Conway Lakes            Orlando, Orange Co.                      Conway Lakes NC, LLC
  Mariner Health of Melbourne             Melbourne, Brevard Co.                 Melbourne Terrace RCC, LLC
Mariner Health of Port Charlotte      Port Charlotte, Charlotte Co.                 Deep Creek RNC, LLC
 Mariner Health of Winter Haven           Winter Haven, Polk Co.                    Spring Lake NC, LLC

                                   EXHIBIT D


                   FORM OF ADMINISTRATIVE SERVICES AGREEMENT

                                  EXHIBIT E-1


                          FORM OF SOVEREIGN FACILITIES
                            ASSET PURCHASE AGREEMENT

                                  EXHIBIT E-2


                         FORM OF NON-SOVEREIGN FACILITY
                            ASSET PURCHASE AGREEMENT

                                  EXHIBIT F-1


                          FORM OF SOVEREIGN FACILITIES
                         OPERATIONS TRANSFER AGREEMENT

                                  EXHIBIT F-2


                         FORM OF NON-SOVEREIGN FACILITY
                         OPERATIONS TRANSFER AGREEMENT

                                   EXHIBIT G


                      FORM OF LEASE TERMINATION AGREEMENT

                                   EXHIBIT H


                         LIST OF NON-FLORIDA FACILITIES


             Facility                         City, County and State                         Kellett Landlord
Mariner Health of Greenwood Village        Littleton, Arapahoe Co., CO       South Denver Healthcare Associates, Ltd. (L.P.)
     Mariner Health of Denver                 Denver, Denver Co., CO              Denver Medical Investors, Ltd. (L.P.)
  Mariner Health of North Dallas              Dallas, Dallas Co., TX              Dallas Medical Investors, Ltd. (L.P.)
    North Dallas Rehab Hospital               Dallas, Dallas Co., TX              Dallas Medical Investors, Ltd. (L.P.)
  Mariner Health of First Colony         Missouri City, Ft. Bend Co., TX         Ft. Bend Medical Investors, Ltd. (L.P.)
Mariner Health of Northwest Houston          Houston, Harris Co., TX         Houston-Northwest Medical Investors, Ltd. (L.P.)
 Mariner Health of Woodwind Lakes            Houston, Harris Co., TX                    Northwest Healthcare, L.P.

                                   EXHIBIT I


                         FORM OF NON-FLORIDA FACILITIES
                                LEASE AMENDMENTS